Registration No. 33-77554

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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                     Amendment No. 1 to Form S-8

                   REGISTRATION STATEMENT UNDER THE
                        SECURITIES ACT OF 1933


                          MATEC Corporation
                      -------------------------
        (Exact name of registrant as specified in its charter)

            Maryland                                06-0737363
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(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                  Identification No.)

 75 South Street, Hopkinton, Massachusetts  01748    (508) 435-9039
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     (Address of Principal Executive Office and Telephone Number)

                 MATEC Corporation 1992 Stock Option Plan
                 ----------------------------------------
                        (Full title of the Plan)

                          Michael J. Kroll
                          MATEC Corporation
 75 South Street, Hopkinton, Massachusetts  01748    (508) 435-9039
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(Name and Address, including telephone number, of agent for service)

      It is requested that copies of notices and communications from the Securities and Exchange Commission be sent to:

                       Joan Dacey-Seib, Esq.
                       Jacobs Persinger & Parker
                       77 Water Street
                       New York, New York  10005

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Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

     The following documents of the Registrant filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-K for 1997 (as amended by Form 10-K/A-1, filed April 29, 1998), including the consolidated financial statements and schedules of the Registrant for the year ended December 31, 1997, reported upon by Deloitte & Touche, filed pursuant to Section 13 of the Securities Exchange Act of 1934.

     (b) The Registrant's Proxy Statement dated May 11, 1998 used in connection with the Annual Meeting of Stockholders held on June 18, 1998.

     (c) The Registrant's Quarterly Report on Form 10-Q for the three months ended April 5, 1998, July 5, 1998 and October 4, 1998.

     (d) The Registrant's Current Reports on Form 8-K dated April 30, 1998, July 14, 1998 and August 17, 1998.

     (e) The description of Common Stock of the Registrant contained under the caption "Description of Common Stock" in the Registrant's Registration Statement on Form 8-B dated July 1, 1987.

     All documents subsequently filed by the Registrant pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock offered hereby has been sold or which deregisters all such Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.


Item 4.     Description of Securities.

     Not applicable.


Item 5.     Interests of Named Experts and Counsel.

     Not applicable.


Item 6.     Indemnification of Directors and Officers.

     Pursuant to Maryland law and the Articles of Incorporation of Registrant, the liability of directors and officers of Registrant to Registrant or to any shareholder of Registrant for money damages has been eliminated except for (i) actual receipt of an improper personal benefit in money, property or service and
(ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

     The Articles of Incorporation of Registrant contain a provision which requires the Registrant to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. In addition, Maryland law requires the Company, as conditions to advancing expenses, to obtain (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws, and (ii) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. Under Maryland law, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute.

     The Registrant has an insurance policy expiring May 1, 1999 with CNA Insurance Companies insuring directors and officers against certain liabilities they may incur. The policy contains standard reimbursement provisions in an aggregate limit of $2 million with a deductible of $100,000 for expenses reimbursable to the directors and/or officers by the Registrant. The policy contains various reporting requirements and exclusions.


Item 7.     Exemption from Registration Claimed.

     Not applicable.


Item 8.     Exhibits.

	The following are filed as exhibits to this Registration
Statement:

        Exhibit No.           Description

            5             Opinion of Jacobs Persinger & Parker
           23(a)          Consent of Jacobs Persinger & Parker
           23(b)          Consent of Deloitte & Touche
           24             Power of Attorney


Item 9.     Undertakings.

(a)  Rule 415 Offering

     The Undersigned Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporated subsequent Exchange Act documents by reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Request for acceleration of effective date or filing registration statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hopkinton, Massachusetts on this 11th day of January, 1999.

MATEC Corporation

By:  /s/ Michael J. Kroll
   -----------------------
   Michael J. Kroll
   Vice President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                       Title                   Date

/s/ Ted Valpey, Jr.
------------------------   Chairman of the Board     January 11, 1999
Ted Valpey, Jr.            of Directors, Chief
                           Executive Officer
                           (Principal Executive
                           Officer)
/s/ Michael J. Kroll
------------------------   Vice President and        January 11, 1999
Michael J. Kroll           Treasurer (Principal
                           Financial and Accounting
                           Officer)

/s/ Eli Fleischer*
------------------------   Director                  January 11, 1999
Eli Fleisher

/s/ Lawrence Holsberg*
------------------------   Director                  January 11, 1999
Lawrence Holsberg

/s/ John J. McArdle III*
------------------------   Director                  January 11, 1999
John J. McArdle III

/s/ Robert W. Muir*
------------------------   Director                  January 11, 1999
Robert W. Muir, Jr.

/s/ Joseph W. Tiberio*
------------------------   Director                  January 11, 1999
Joseph W. Tiberio


* By:  /s/ Michael J. Kroll
    ---------------------------
    Michael J. Kroll
    Attorney-in-Fact

Exhibit Index

    Exhibit No.           Description

        5             Opinion of Jacobs Persinger & Parker
                      (previously filed)

       23(a)          Consent of Jacobs Persinger & Parker
                      (see Exhibit 5)

       23(b)          Consent of Deloitte & Touche

       24             Power of Attorney (previously filed)


Exhibit 23(b)


Independent Auditors' Consent

The Board of Directors of
MATEC Corporation

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of MATEC Corporation on Form S-8 of our reports dated February 23, 1998, appearing in the Annual Report on Form 10-K of MATEC Corporation for the year ended December 31, 1997, as amended by Form 10-K/A-1, filed April 29, 1998.

/s/ Deloitte & Touche

Boston, Massachusetts
January 6, 1999